UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLORO GOLD

(Exact name of Registrant as specified in its charter)

Nevada	1040	98-0510582
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2681 Chateau Clermont Street Henderson, NV 89044
(Address of principal executive offices)

Phone Number: (888) 357-2435 (Registrant's telephone number)

Nevada Agency and Trust Company 50 West Liberty Street, Suite 880 Reno, NV 89501
(Name and address of agent for service of process)

Telephone number of agent for service of process: (941) 761-7819

Communications Copies to: Scott D. Olson, Esq. 274 Broadway Costa Mesa, CA 92627 Phone: (310) 985-1034 Fax: (310) 564-1912

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|                                                                           Accelerated filer |__|

Non-accelerated filer |__|                                                                Smaller reporting company |X|

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	6,598,885	$0.20	$1,319,777	$169.99

(1)	This Registration Statement covers the resale by our selling shareholders of up to 6,598,885 shares of common stock previously issued to such selling shareholders.
(2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457. Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in our most recent private offering of common stock. The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCQB or OTCBB (collectively the “OTC”) at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, nor can there be any assurance that such an application for quotation will be approved.

(3)

This Registration Statement also relates to an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SOLORO GOLD

6,598,885 SHARES OF COMMON STOCK

PUBLIC OFFERING

___________________

SUBJECT TO COMPLETION, Dated December 20, 2013

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.20 per share until our common stock is quoted on the OTC and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: December 20, 2013

2

TABLE OF CONTENTS

                                                                                                                                                                                                                                                                                                                                                                                                                           PAGE

Prospectus Summary	4
Summary of Financial Information	5
Risk Factors	7
Use of Proceeds	10
Determination of Offering Price	10
Dilution	10
Selling Shareholders	12
Plan of Distribution	13
Description of Securities	14
Interests of Named Experts and Counsel	15
Description of Business	16
Description of Property	27
Legal Proceedings	28
Market for Common Equity and Related Stockholder Matters	28
Index to the Financial Statements	29
Management Discussion and Analysis of Financial Condition and Financial Results	30
Plan of Operations	30
Executive Compensation	37
Security Ownership of Certain Beneficial Owners and Management	38
Transactions with Related Persons, Promoters and Certain Control Persons	39
Disclosure of Commission Position on Indemnification of Securities Act Liabilities	40
Other Expenses of Issuance and Distribution	40
Indemnification of Directors and Officers	41
Recent Sales of Unregistered Securities	42
Exhibits and Financial Statement Schedules	43

3

Dealer Prospectus Delivery Obligation

Until December 20, 2013 (25 days after commencement of this offering), all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

FORWARD LOOKING STATEMENTS

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections in this Prospectus.

Item 3. Summary Information and Risk Factors.

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this prospectus, the terms (“Company,” “we,” “us” and “our” refer to Soloro Gold).

About the Company

We are an exploration stage company, incorporated in the State of Nevada on November 2, 2005 as Nevada Gold Corp. On January 23, 2013 we changed our name to Oro Nevada Resources Inc., and on February 15, 2013, after further consideration, we change our name to Soloro Gold.

Business Summary

We plan on engaging in the exploration and development of gold mining properties. The Company owns unpatented gold and mineral resource claims located in Elko County, Nevada, Hidalgo County, New Mexico, Grant County, New Mexico, and Chaffee County, Colorado (collectively the “Claims”).

Nevada Claims

We own fifty-one (51) unpatented gold and mineral mining claims in Elko County, Nevada (“Nevada Claims”) pursuant to a Claim Transfer Agreement (the “CTA”) between the Company and Matchpoint International Limited fka Isaiah Capital Trust (“ICT”) dated January 1, 2013. Prior to entering into the CTA and owning the Nevada Claims, we had the exclusive right and option to mine the Nevada Claims pursuant to an Exploration and Mineral Option Agreement with ICT, dated January 1, 2006, as amended November 30, 2008 (the “EMOA”).

New Mexico and Colorado Claims

We own an aggregate of one hundred eighty-four (184) unpatented lode mining claims in New Mexico and Colorado (the “NM and CO Claims”), of which eighty-eight (88) are in Grant County, New Mexico, thirty-nine (39) in Chaffee County, Colorado, and fifty-seven (57) in Hidalgo County, New Mexico, pursuant to a Purchase and Sale Agreement with Kenneth P. Hodgson and Rita J. Hodgson dated November 30, 2012.

Principle Executive Offices

Our corporate offices are located at 2681 Chateau Clermont Street, Henderson, NV 89044, and our telephone number is. Our website is www.solorogold.com.

4

Offering Summary

Securities being offered by the Selling Shareholders	Up to 6,598,885 shares of common stock, par value $0.001 offered by the selling shareholders.
Offering price per share

The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC at which time the shares may be sold at prevailing market prices or privately negotiated prices.

Market for the common stock	There is no public market for the common stock.
Use of Proceeds	We will receive no proceeds from the sale of the common stock.
Expenses	The expenses of this offering, including the preparation of this prospectus and the filing of this registration statement, estimated at $37,180.02 are being paid for by us.

Summary Financial Information

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Statement of Expenses Data

Period from November 2, 2005 (inception) to August 31, 2013 ($)
Revenues	0
Total Expenses	2,386,183
Net Loss	(2,386,183)
Net Loss per share	(0.00)

Balance Sheet Data

As at August 31, 2013 ($)
Working Capital	(142,506)
Total Assets	8,752
Total Liabilities	151,258

5

Emerging Growth Company

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of:

a)

the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

b)

the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

c)

the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

d)

the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

6

Risk Factors

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Related to Our Financial Condition and Business Model

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

We have a limited operating history. Our company's operations will be subject to all the uncertainties arising from the absence of a significant operating history. Potential investors should be aware of the difficulties normally encountered by resource exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to gold and valuable mineral exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of our Claims may not result in the discovery of gold reserves. If the results of our exploration do not reveal viable commercial reserves, we may decide to abandon our Claims and acquire new claims for new exploration or cease operations. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase or lease such claims. If no funding is available, we may be forced to abandon our operations. There can be no assurance that we will be able to operate on a profitable basis.

The Claims Do Not Have Any Known Reserves.

None of the Claims have any known gold reserves. To date, we have engaged in only limited preliminary exploration activities on the properties. Accordingly, we do not have sufficient information upon which to assess the ultimate success of our exploration efforts. If we do not establish reserves, we may be required to curtail or suspend our operations, in which case the market value of our common stock may decline, and you may lose all or a portion of your investment.

The gold mining industry is highly competitive and there is no assurance that we will be successful in acquiring leases.

The gold mining industry is intensely competitive. Although we do not compete with other gold mining companies for the sale of any gold that we may mine and produce, as there is sufficient demand in the world market for these products, we compete with numerous individuals and companies, including many gold mining companies which have substantially greater technical, financial and operational resources and staff. Accordingly, there is a high degree of competition for desirable gold mine leases, suitable properties for mining operations and necessary mining equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed.

There can be no assurance that we will discover oil or natural gas in any commercial quantity on our properties.

Exploration for economic reserves of gold is subject to a number of risks. There is competition for the acquisition of available gold mining properties. Few properties that are explored are ultimately developed into producing gold mines. If we cannot discover gold in any commercial quantity thereon, our business will fail.

Our Ability To Become Profitable Is Subject To Our Success in the Mining Business, Which Is Subject To Typical Risks In The Mining Business

Our ability to become profitable is subject to the economic risks typically associated with mineral extraction and processing business, including the necessity of making significant expenditures to mine properties and to test potential reserves.  The availability of mining and transportation equipment and the cost of actual mining operations is often uncertain.  In conducting mining activities, the presence of unanticipated irregularities in formations, miscalculations or accidents may cause exploration, development and, if warranted, production activities to be unsuccessful. This could result in a total loss of our investment.

Shareholders May Suffer Dilution From the Issuance of Common Stock To Finance Our Operations

Since we decided to enter the mining business, we have financed the development of our mining operations through the issuance of common stock for services, cash and converted debt.  The amount of common stock that has been issued in the last three years has resulted in substantial dilution to shareholders.

We expect that we will need to continue issuing shares of common stock in order to finance the development of our mining operations until our mining operations become self-sustaining.  The future issuance of shares will result in additional dilution to existing shareholders which may be substantial.

If we do not obtain additional financing, our business will fail and our investors could lose their investment.

As of August 31, 2013, we had cash in the amount of $6,752, and liabilities of $151,258 for a working capital deficit of $142,506. We currently do not generate any revenues from our operations. We have estimated that we require approximately $2,000,000 to conduct initial exploration activities on the Claims and cover legal, audit and G&A costs (banking fees, corporate fees, misc). We will need to obtain financing to undertake our proposed exploration activity.  Obtaining financing will be subject to a number of factors, including market prices for resources, investor acceptance of our Claims and investor sentiment. These factors may negatively affect the timing, amount, terms or conditions of any financing available to us. The most likely source of future funds presently available to us is through the sale of equity. Any sale of equity will result in dilution to existing shareholders.

7

The Mining Industry Historically Is A Cyclical Industry And Market Fluctuations In The Prices Of Minerals Could Adversely Affect Our Business.

Prices for minerals tend to fluctuate significantly in response to factors beyond our control. These factors include, but are not limited to:

•

weather conditions in the United States and elsewhere;

•

economic conditions in the United States and elsewhere;

•

political instability in Africa and other major mineral producing regions;

•

governmental regulations, both domestic and foreign;

•

domestic and foreign tax policy;

•

the pace adopted by foreign governments for the exploration, development, and production of their national reserves;

•

the price of foreign imports of minerals;

•

the cost of exploring for, producing and processing raw mineral ore;

•

the rate of decline of existing and new mineral reserves;

•

available transportation capacity;

•

the ability of mineral extraction companies to raise capital;

•

the overall supply and demand for minerals; and

Changes in commodity prices may significantly affect our capital resources, liquidity and expected operating results. Price changes will directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities.  Reductions in mineral prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment.  We do not currently engage in any hedging program to mitigate our exposure to fluctuations in mineral prices.

Changes in commodity prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for mineral properties, as buyers and sellers have difficulty agreeing on the value of the properties.  Price volatility also makes it difficult to budget for and project the return on acquisitions and the development and exploitation of projects. We expect that commodity prices will continue to fluctuate significantly in the future.

If We Fail To Maintain Adequate Insurance, Our Business Could Be Materially And Adversely Affected.

Our operations are subject to risks typical of the mining industry, such as mine collapses, flooding, explosions, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations. We could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.  We currently do not carry any insurance.

Complying With Environmental And Other Government Regulations Could Be Costly And Could Negatively Impact Our Production, Which Would Adversely Impact Our Royalty Revenues.

The mining business is governed by numerous laws and regulations at various levels of government. These laws and regulations govern the operation and maintenance of any facilities on the Claims, the discharge of materials into the environment and other environmental protection issues. Such laws and regulations may, among other potential consequences, require that any operator of mining operations on the Claims acquire permits before commencing operations and restrict the substances that can be released into the environment with mining and production activities. Those laws and regulations could also require substantial and costly improvements to the mining operations to ensure the safety of our workers, and could delay mining activities until those improvements are completed and approved by the appropriate authorities.

Under our Exploration Agreement, we are primarily responsible for compliance with all laws and regulations applicable to the mining operations, and our failure to comply could result in damages or claims for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties.

We do not currently carry insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time.  While we do not believe we need environmental insurance based on our current operations, we will reconsider our decision to not have environmental coverage prior to the time we begin to mine raw ore from the Claims. However, we do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost, and therefore there is a good possibility that we will not procure insurance for environmental liabilities.  Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage occurs.

The costs of complying with environmental laws and regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

8

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Our success is largely dependent on our ability to hire highly qualified personnel. This is particularly true in highly technical businesses such as resource exploration. These individuals are in high demand and we may not be able to attract the personnel we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Failure to hire key personnel when needed, or on acceptable terms, would have a significant negative effect on our business.

We could not act as the "operator" on our property, and so we are exposed to the risks of our third-party operators.

We will be relying on the expertise of contracted third-party gold exploration and development operators and third-party consultants for their judgment, experience and advice. We can give no assurance that these third party operators or consultants will always act in our best interests, and we are exposed as a third party to their operations and actions and advice in those properties and activities in which we are contractually bound.

Our auditors’ reports contain a statement that our net loss and limited working capital raise substantial doubt about our ability to continue as a going concern.

Our independent registered public accountants have stated in their report, included in this Prospectus under the heading “Financial Statements” that our significant operating losses and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We had a net loss of $2,213,065 for the period from inception to February 28, 2013. We will be required to raise substantial capital to fund our capital expenditures, working capital and other cash requirements since our current cash assets are essentially exhausted. We are currently searching for sources of additional funding. The successful outcome of future financing activities cannot be determined at this time and there are no assurances that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operational results.

We are incurring increased costs as a result of being a publicly-traded company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, have required changes in corporate governance practices of public companies. These new rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly.  They have also made it more difficult and more expensive for us to obtain director and officer liability insurance, which we currently cannot afford to do. As a result of the new rules, it may become more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur as a result of being a public company or the timing of such costs and/or whether we will be able to raise the funds necessary to meet the cash requirements for these costs.

Risks Related to our Common Stock and this Offering

We do not intend to pay dividends on any investment in the shares of our stock.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend.  Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price.  This may never happen and investors may lose all of their investment in us.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 500,000,000 shares of common stock, of which 19,273,885 shares are issued and outstanding as of November 18, 2013. Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

9

Our stock is a penny stock.  Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock.  The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state.  Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock.  There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities.  You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to apply to have our common stock quoted on the OTC. This process takes at least 60 days and the application must be made on our behalf by a market maker. Our stock may be listed or traded only to the extent that there is interest by broker–dealers in acting as a market-maker. Despite our best efforts, it may not be able to convince any broker/dealer to act as market–makers and make quotations on the OTC.  We may consider pursuing a listing on the OTC after this registration becomes effective and we have completed our offering. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all.

Item 4. Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling stockholders.

Item 5. Determination of Offering Price.

Our management has determined the offering price for the Selling Shareholders shares.  The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our recent private placement.  We have no agreement, written or oral, with our Selling Shareholders about this price.  Based upon oral conversations with our Selling Shareholders, we believe that none of our Selling Shareholders disagree with this price.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.  The factors considered were:

· Our lack of revenues;

· Our growth potential;

· The price we believe a purchaser is willing to pay for our stock.

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.  Prior to this Offering, there has been no market for our securities.

Item 6. Dilution

Since no new shares are being issued as a result of this Offering, there is no dilution to the current shareholders.

10

Item 7.  Selling Stockholders

Description of the Transactions

This prospectus relates to the resale of an aggregate of 6,598,885 shares of our common stock by selling stockholders named in this prospectus for:

(i)

2,020,000 shares of common stock sold for cash in two private placement offerings;

(ii)

353,885 shares of common stock issued as payment of cash loans to the Company; and

(iii)

25% of all remaining issued and outstanding shares of common stock on a pro rata basis, comprised of:

a.

2,693,750 shares of common stock issued as compensation for services (25% of a total of 10,775,000 shares issued); and

b.

1,531,250 shares of common stock issued as consideration for our mining lease options and purchase of the Claims (25% of a total of 6,125,000 shares issued).

We have no contractual commitments to register any of the foregoing shares, thus in effort to register approximately one-third of our issued and outstanding common stock, we made the decision to register all shares issued for cash (private placements and payment of cash loans - giving cash priority) and 25% of all remaining shares issued for assets and services on a pro rata basis. We issued all of these securities to the selling stockholders without registration under the Securities Act of 1933, as amended, (the “Act”), in reliance upon the exemptions provided in Regulation S or by Section 4(2) of the Act for transactions to non-US persons or not involving a public offering, respectively. Prior to issuance, each selling stockholder represented to us that such selling stockholder was either a non-US Person, or an accredited investor as defined in Rule 501 of Regulation D under the Act, and that the selling stockholder was acquiring the securities for investment purposes only and not with a view to, or sale in connection with, any distribution thereof.

11

Selling Shareholders

This prospectus covers the sale by the selling stockholders from time to time of 6,598,885 shares of our Common Stock.

The term “selling stockholder” includes (i) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the shares of common stock covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act and that is identified in a supplement or amendment to this prospectus.

We have listed below:

•

the name of each selling stockholder;

•

the number of shares of common stock beneficially owned by the selling stockholder as of the date of this prospectus;

•

the maximum number of shares of common stock being offered by each of them in this offering; and

•

the number of shares of common stock to be owned by the selling stockholder after this offering (assuming sale of such maximum number of shares) and the percentage of the class which such number constitutes (if one percent or more).

Except as otherwise noted below, during the last three years, no selling stockholder has been an officer, director or affiliate of our company, nor has any selling stockholder had any material relationship with our company or affiliates during that period. Each selling stockholder represented at the closing of the private placement that it did not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, pledge, hypothecate, grant any option to purchase or otherwise dispose of any of the securities. Based on information provided to us by the selling stockholders, the selling stockholders purchased the securities in the ordinary course of business.

The shares of common stock being offered hereby are being registered to permit public secondary trading, and the selling stockholders are under no obligation to sell all or any portion of their shares included in this prospectus. The information contained in the following table is derived from information provided to us by selling stockholders, our books and records, as well as from our transfer agent.

Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date.

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer some or all of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering (1)	Percent Owned Upon Completion of this Offering (2)
Matchpoint International Limited (fka Isaiah Capital Trust) (3)	4,318,715	1,224,965	3,093,750	16.1%
Lindsay, Alan	2,456,444	656,444	1,800,000	9.3%
Lindsay Capital Corp. (4)	2,125,000	1,225,000	900,000	4.7%
Hodgson, Kenneth	2,000,000	500,000	1,500,000	7.8%
Corin, Denis**	1,505,000	380,000	1,125,000	5.8%
Lindsay, John**	1,053,726	303,726	750,000	3.9%
Copper Eagle, Inc. (5)	900,000	375,000	525,000	2.7%
Box Capital Corp. (6)	900,000	225,000	675,000	3.5%
Berlin Capital Corp. (7)	900,000	225,000	675,000	3.5%
Capital Financiero del Castillo, S.A. (8)	700,000	175,000	525,000	2.7%
Lindsay, Joyce	600,000	150,000	450,000	2.3%
Reneau, Randall	600,000	150,000	450,000	2.3%
Fisher, Glynn	200,000	200,000	0	0
Sidders, David	100,000	100,000	0	0
Corin, Sandra	100,000	100,000	0	0
Trinh, Anna	100,000	25,000	75,000	*
Griggs, Theresa	75,000	18,750	56,250	*
Evans, Michael	50,000	50,000	0	0
Xeitel Capital Management (9)	50,000	50,000	0	0
Garcia, Leonard	50,000	50,000	0	0
Braun, Ralph	50,000	12,500	37,500	*
O'Neill, Thomas	50,000	50,000	0	0
Olson, Scott	50,000	12,500	37,500	*
Adnani, Amir	25,000	25,000	0	0
Du, Johnny	25,000	25,000	0	0
Duggan, George	25,000	25,000	0	0
Mann, Darren M.	25,000	25,000	0	0
Penstock, Terrylene	25,000	25,000	0	0
Andresen, Kristian	25,000	25,000	0	0
Lee, Gilbert S.	20,000	20,000	0	0
Taylor, James G.	12,500	12,500	0	0
689719 BC, Ltd. (10)	10,000	10,000	0	0
Baybak, Michael	10,000	10,000	0	0
Boyce, Andrea	10,000	10,000	0	0
Bradbury, Eric	10,000	10,000	0	0
Cuthbert, Donna	10,000	10,000	0	0
Cuthbert, Leonard H.	10,000	10,000	0	0
Doucet, Jean-Claude	10,000	10,000	0	0
Hatch, George	10,000	10,000	0	0
Lindsay, Oliver	10,000	10,000	0	0
Lindsay, Rosalind	10,000	10,000	0	0
McKewan, Dillon	10,000	10,000	0	0
Sadro, Paul	10,000	10,000	0	0
Adnani, Arash	5,000	5,000	0	0
Huston, Janis	5,000	5,000	0	0
Mann, Josie	5,000	5,000	0	0
McGowan, Patrick	5,000	5,000	0	0
Peterson, Sheila	5,000	5,000	0	0
Adnani, Ahmad	2,500	2,500	0	0
Afshar, Mahboobeh	2,500	2,500	0	0
Corin, Lee Anne	2,500	2,500	0	0
Huston, Anthony	2,500	2,500	0	0
Huston, Carolyn	2,500	2,500	0	0

Total	19,273,885	6,598,885	12,675,000

12

* less than 1%

** officer or director of the Company

(1) Assumes that all offered shares are sold.

(2) Based on 19,273,885 shares of common stock outstanding on November 18, 2013.

(3) The control person for this entity is Kevin Gunter.

(4) The control person for this entity is Oliver Lindsay.

(5) The control person for this entity is Brigida Quintana.

(6) The control person for this entity is Evelyn Quintero.

(7) The control person for this entity is Marlennys Pinto.

(8) The control person for this entity is Marlennys Pinto.

(9) The control persons for this entity are David Sidders and Oliver Lindsay.

(10) The control person for this entity is Mikhail Ratchkovski.

Item 8. Plan of Distribution

Each selling stockholder and any of his, her or its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any of these methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to that broker-dealer or other financial institution of shares offered by this prospectus, which shares that broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect that transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by those broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

13

Item 9. Description of Securities

We are authorized to issue 500,000,000 shares of Common Stock with a par value of $0.0001 per share. As of November 18, 2013, there were 19,273,885 shares of Common Stock issued and outstanding.

Common Stock

Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders. Holders of our Common Stock:

•

have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

•

are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

•

do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions;

•

are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders other than for directors; and

•

are entitled to one cumulative vote per share in the election of directors.

All of our outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants; Options

We have not issued and do not have outstanding any warrants or options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

14

Nevada Anti-Takeover Laws

We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Section 78.439 provides that business combinations after the three year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation's directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute.

        Section 78.416 defines "business combination" to include the following:

•

any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;

•

any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the corporation;

•

the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

•

the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Nevada Control Share Acquisition Laws

Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an "issuing corporation") resulting in ownership of one of the following categories of an issuing corporation's then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation's articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person's securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

Transfer Agent

The transfer agent for our common stock is Globex Transfer LLC, address: 780 Deltona Blvd., Suite 202, Delton, FL 32725, tel: 813.344.4490.

Item 10. Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Scott D. Olson, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

L.L. Bradford have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  L.L. Bradford has presented their report with respect to our audited financial statements.  The report of L.L. Bradford is included in reliance upon their authority as experts in accounting and auditing.

15

Item 11. Information with Respect to the Registrant

Description of Business

Principal Place of Business

Our principal offices are located at 2681 Chateau Clermont Street, Henderson, NV 89044.

Summary Description of Business

We are an exploration stage company, incorporated in the State of Nevada on November 2, 2005 as Nevada Gold Corp. On January 23, 2013 we changed our name to Oro Nevada Resources Inc., and on February 15, 2013, after further consideration, we change our name to Soloro Gold.

We plan on engaging in the exploration and development of gold mining properties. The Company owns unpatented gold and mineral resource claims located in Elko County, Nevada, Hidalgo County, New Mexico, Grant County, New Mexico, and Chaffee County, Colorado (collectively the “Claims”).

Nevada Claims

We own fifty-one (51) unpatented gold and mineral mining claims in Elko County, Nevada (“Nevada Claims”) pursuant to a Claim Transfer Agreement (the “CTA”) between the Company and ICT dated January 1, 2013. Prior to entering into the CTA and owning the Nevada Claims, we had the exclusive right and option to mine the Nevada Claims pursuant to an Exploration and Mineral Option Agreement with ICT, dated January 1, 2006, as amended November 30, 2008 (the “EMOA”).

New Mexico and Colorado Claims

We own an aggregate of one hundred eighty-four (184) unpatented lode mining claims in New Mexico and Colorado (the “NM and CO Claims”), of which eighty-eight (88) are in Grant County, New Mexico, thirty-nine (39) in Chaffee County, Colorado, and fifty-seven (57) in Hidalgo County, New Mexico, pursuant to a Purchase and Sale Agreement with Kenneth P. Hodgson and Rita J. Hodgson (collectively the “Hodgsons”) dated November 30, 2012 (the “PSA”).

The Neglected Mine is described first since it is the largest and most important past producer on the property and because it is expected to be the main focus of Soloro’s new exploration program on the property, at least initially.

16

LEGEND
Quarternary alluvium
Gila conglomerate: basin-fill continental sedimentary rocks, minor volcanic layers
Datil Fm.: rhyolitic volcanic rocks
Rhyolite and andesite flows
Tyrone quartz monzonite stock (laccolith)
Rhyolite intrusive rocks
Burro Mountain batholith: undifferentiated Precambrian intrusive rocks, mainly granite but including some diorite and diabase dikes
Mineralized Wild Irishman-Neglected-Sprouse fault/dike/vein system
Faults: known, assumed
Tyrone Mine Area
Neglected Claim Group
NORTH
90
TKqm
Pєbm
TKri
QTg
Tra
Td
0 1 2 3 4 km.
0 1 2 3 mi.

Figure 10: Regional geology encompassing the principal mining districts of the southern Burro Mountains, Grant County, New Mexico.

May 2013

17

Plan of Operation

We have not yet begun gold mining operations.

Our short term business strategy is to conduct exploration activities on the Claims to assess gold reserves therein and to raise sufficient capital to carry out these activities.  If we achieve positive results during our exploration activities, we believe we will be able to either develop the mining operations at the Claims to the point of gold production.  A 43-101 compliant report has been done on the NM Neglected properties in support of the exploration plans.

Our long term strategy calls for the acquisition of additional gold mining property rights throughout North America and the undertaking of exploration activities on those properties.  Both our short term and long term strategies are dependent on the ability to raise further capital and there can be no assurance that we will be able to raise such capital.

The following detailed budget, in US dollars, is for Soloro’s phase one exploration of the Neglected property.  It is broken down by component and function (e.g., drilling costs include support, analyses, geologist and helper, storage, etc.) according to current costs.  The program is anticipated to start with the current field season, this summer, with expected completion of field work and drilling programs by the end of 2014.  Funding estimates have not been made for successive exploration phases, the scope and magnitudes of which will be contingent upon findings of the exploration program proposed here:

18

US $
Property:
State licenses, leases, taxes and permits	10,000
Annual claim maintenance fees	13,000
New claims	5,000
Surety bond	30,000

Technical Surveys and Studies:
Archeological survey	12,000
IP geophysical surveys (8 line miles [12km])	60,000
Geological mapping	20,000
Continued geochemical surveys	20,000
Roads, and drill sites	22,000
Trenches	25,000
Diamond drilling (6,000 feet)	480,000

Logistics:
Vehicle lease and operation	20,000
Tools and equipment	5,000
Expendable field supplies	6,000
Sample handling and storage	10,000
Travel	20,000

Labor:
Professional staff, consultants and contractors	50,000
Casual labor	10,000
Office support	8,000

Office:
Rent	6,000
Office supplies	1,000
Power and telephone services	10,000

Administration:
Supervision	25,000
Accounting	10,000
Public relations	10,000
General and administrative	15,000

Subtotal	903,000

Contingency:
15%	135,000

Total	1,028,000

19

NEVADA CLAIMS

Claim Legal Detail

The following listed unpatented mining claims are situated in Sections 17, 18, 19, 24, 25 and 30, Township 38 North, 48 East, Mt. Diablo Meridian, Elko County, Nevada:

Elko County Records

BLM Serial

Name of Claim

Document No.

N MC No

RMB #1

547494

0919522

RMB #2

547495

0919523

RMB #3

547496

0919524

RMB #4

547497

0919525

RMB #5

547498

0919526

RMB #6

547499

0919527

RMB #7

547500

0919528

RMB #8

547501

0919529

RMB #9

547502

0919530

RMB #10

547503

0919531

RMB #11

547504

0919532

RMB #12

547505

0919533

RMB #13

547506

0919534

RIMRMB #1

547507

0919535

RIMRMB #2

547508

0919536

RIMRMB #3

547509

0919537

RIMRMB #4

5475010

0919538

RIMRMB #5

5475011

0919539

RIMRMB #6

5475012

0919540

RIMRMB #7

5475013

0919541

RIMRMB #8

5475014

0919542

RIMRMB #9

5475015

0919543

RIMRMB #10

5475016

0919544

RIMRMB #11

5475017

0919545

RIMRMB #12

5475018

0919546

HCB #1

548244

0920107

HCB #2

548245

0920108

HCB #3

548246

0920109

HCB #4

548247

0920110

HCB #5

548248

0920111

HCB #6

548249

0920112

HCB #7

548250

0920113

HCB #8

548251

0920114

20

The following listed unpatented mining claims are situated in Sections 4, 5, 8 and 9, Township 39 North, Range 45 East, and Sections 33 and 34, Township 40 North, Range 45 East, Mt. Diablo Meridian, Elko County, Nevada:

Elko County Records

BLM Serial

Name of Claim

Document No.

N MC No

POLEB #1

548225

0920115

POLEB #2

548226

0920116

POLEB #6

548227

0920117

POLEB #7

548228

0920118

POLEB #8

548229

0920119

POLEB #9

548230

0920120

POLEB #11

548231

0920121

POLEB #12

548232

0920122

POLEB #16

548233

0920123

POLEB #17

548234

0920124

POLEB #18

548235

0920125

POLEB #19

548236

0920126

POLEB #20

548237

0920127

POLEB #21

548238

0920128

POLEB #22

548239

0920129

POLEB #23

548240

0920130

POLEB #24

548241

0920131

POLEB #25

548242

0920132

21

Description of Nevada Claims’ Agreements

We own the Nevada Claims pursuant to the CTA.

Pursuant to the CTA, we shall pay ICT a net smelter return production royalty on the Nevada Claims of two percent (2%).  When payable, the royalty shall be paid in cash on a quarterly basis. In lieu of cash, at ICT’s discretion, any quarterly royalty may be paid in shares of Company restricted common stock valued in an amount equal to its closing price as of the date the royalty payment first becomes due and payable.  Any shares of Company common stock pad for such royalty shall be subject to the terms and conditions contained in a shareholder agreement between the parties.

Prior to entering into the CTA and owning the Nevada Claims, we had the exclusive right and option to mine the Nevada Claims pursuant to the EMOA.

Under the EMOA, we issued an aggregate of 4,318,715 shares of our common stock to ICT as (i) reimbursement of all annual filing fees, BLM fees and intent to hold fees paid by ICT in connection with the Nevada Claims during the term of the EMOA, and (ii) payment of $825,000 in annual fees to keep our exclusive option to mine the Nevada Claims during the term of the EMOA.

NM AND CO CLAIMS

Claim Legal Detail

22

23

24

Description of New Mexico and Colorado Claims’ Agreement

We own the NM and CO Claims pursuant to the PSA. The purchase price for the NM and CO Claims was:

•

$200,000 cash, of which $150,000 has been paid, and the remaining $50,000 is past due;

•

2,000,000 shares of Company common stock, which is subject to the terms of a shareholder agreement between the parties;

•

a net smelter return production royalty on the NM and CO Claims of two percent (2%).  When payable, the royalty shall be paid in cash on a quarterly basis. We may repurchase this royalty for $1,000,000, with such repurchase being payable in cash or Company common stock in our discretion. All shares of Company common stock shall be subject to the terms and conditions contained in a shareholder agreement between the parties.

GEOLOGY OF CLAIMS

Other than the 43-101 report completed for the NM Neglected properties, the Claims have not been surveyed by competent professional engineer and surveyors, and we have yet to have the Claims evaluated to determine whether any mineral deposits can be mined profitably at current market rates. Therefore, the properties are without known reserves and our proposed mining activities are exploratory in nature at this time.

The general geology of the Burro Mountains Mining District, including the White Signal area, is shown in Figure 10, and structural features are sorted out in Table I, page 54.  The geology of the southern Big Burro Mountains consists of a Precambrian (Proterozoic) basement locally overlain by Cretaceous marine sedimentary rocks, all intruded by a variety of Laramide age (Late Cretaceous to Early Tertiary) hypabyssal intrusives, all in turn overlain by younger Tertiary volcanic rocks and various associated sedimentary rocks.  The basement rocks include an early series of high-grade gneisses and some mafic intrusive rocks all intruded by a multiphase granite batholith.  These Precambrian rocks are cut by generally east-west trending swarms of diabase, dolerite, diorite, dacite and lamprophyre dikes, followed by an episode of aphanitic to porphyritic rhyolite dike swarms and lenticular plugs.  Following this is an episode of holocrystalline intrusives of quartz monzonite composition, one of which hosts the Tyrone orebody.  Units of the three Phanerozoic (post-Precambrian) intrusive stages occupy the same fault systems in some places, forming composite dikes.   Small pegmatite dikes and some of the mafic dikes are likely of Precambrian age, but most mafic dikes appear to belong to the same structural regime of the younger, albeit pre-Tyrone felsic intrusives. To the north, the Big Burro uplift is overlain by Tertiary volcanic rocks and derived sedimentary rocks whereas on the other three sides, it is bordered by Tertiary to Recent basin-fill deposits comprised of sedimentary rocks and alluvium of continental derivation.

Mineralization in the Burro Mountains district is structurally controlled and the different styles of mineralization are related in time and space to the emplacement of a variety of igneous rocks.  In the Late Tertiary Period, the region was further up-lifted and tilted and some existing mineral deposits were modified by weathering processes, and some “exotic” (transported)  mineral deposits formed at this time.

Competition

We have no competition for the extraction of minerals from the Claims, since no other mining company has an interest on the Claims at this time.  However, the mineral extraction business in general is highly competitive. Numerous larger mining companies actively seek out and bid for mining prospects and properties as well as for the services of third-party providers and supplies, such as mining equipment, transportation equipment and smelters, upon which we rely.  Many of these companies not only explore for, produce and market minerals, but also carry out smelting and refining operations and market the resultant products on a worldwide basis.  Most of our competitors have longer operating histories and substantially greater financial and personnel resources than we do.

Competitive conditions may be substantially affected by various forms of legislation and regulation considered from time to time by the government of the United States and the states in which we have operations, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for minerals, and currency fluctuations.

Operational Risks

Mining involves a high degree of risk, which a combination of experience, knowledge and careful evaluation may not be able to overcome.  Mining involves the risk that fires, shaft collapses, flooding, equipment failure, human error and other circumstances may cause significant injury to persons or property, and may affect our ability to extract mined ore from our properties without significant additional capital expenditures. In such event, substantial liabilities to third parties or governmental entities may be incurred, the satisfaction of which could substantially reduce available cash and possibly result in loss of our leased mining properties. Such hazards may also cause damage to or destruction of our mine shafts, producing formations, production facilities, storage and transportation facilities, or other processing facilities.

We will not insure fully against all risks associated with our business either because such insurance is not available or because we believe the premium costs are prohibitive. A loss not fully covered by insurance could have a materially adverse effect on our financial position and results of operations.

25

 Regulation

Our business is subject to extensive U.S., federal, state and local laws and regulations governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters relating to the resource industry.  Most of the extraction operations will require permits or authorizations from federal, state or local agencies.  We are responsible for compliance with all applicable laws and regulations under the terms of our Exploration Agreement, but the denial or vacating of permits needed by us could have a material adverse effect on our revenues.  In view of the many uncertainties with respect to current and future laws and regulations, we cannot predict the overall effect of such laws and regulations on our future revenues.

We are subject to the Mine Safety and Health Act of 1977, which is administered by the Federal Mine Safety and Health Administration (“MSHA”).  MSHA has the power to make routine surprise inspections.  In the event MSHA finds that our operations mine safety regulations, MSHA has the power to issue orders requiring that we remedy the violation, closing our mine until the remedy is implemented, and imposing fines for violations, among other things.  To the extent that federal or state environmental or mine safety regulatory agencies order certain of our mines to be temporarily or permanently closed, such order would have a material adverse effect on our cash flows, results of operations, or financial condition.

In addition to existing regulatory requirements, legislation and regulations may be adopted or permit limits reduced at any time that result in additional operating expense, capital expenditures or restrictions and delays in the mining, production or development of our properties. Mining accidents and fatalities, whether or not at our mines or related to gold and silver mining, may increase the likelihood of additional regulation or changes in law.

Legislative and regulatory measures to address climate change and greenhouse gas emissions are in various phases of consideration. If adopted, such measures could increase our cost of environmental compliance and also delay or otherwise negatively affect efforts to obtain permits and other regulatory approvals with regard to existing and new facilities. Proposed measures could also result in increased cost of fuel and other consumables used at our operations if we are unable to regularly access utility power. Climate change legislation may also affect smelter operations to the extent they burn fossil fuels, resulting in increased costs to us, and may affect the market for the metals we produce with effects on prices that are not possible for us to predict.

From time to time, the U.S. Congress considers proposed amendments to the General Mining Law of 1872, as amended, which governs mining claims and related activities on federal lands. The extent of any future changes is not known and the potential impact on us as a result of U.S. Congressional action is difficult to predict. Changes to the General Mining Law, if adopted, could adversely affect our ability to economically develop mineral reserves on federal lands. Although we are not currently mining on federal land, exploration and future mining could occur on federal land.

We expect that our operations will comply in all material respects with applicable laws and regulations.  We believe that the existence and enforcement of such laws and regulations will have no more restrictive an effect on our operations than on other similar companies in the resource industry.

26

Environmental

General. Mining operations on the Claims are subject to local, state and federal laws and regulations governing environmental quality and pollution control in the United States. The extraction of mineral ore, is subject to stringent environmental regulation by state and federal authorities, including the Environmental Protection Agency (“EPA”). Such regulation can increase the cost of planning, designing, installing and operating mining facilities.

Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances.

Waste Disposal. Mining operations on the Claims may generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes. The EPA has limited the disposal options for certain wastes that are designated as hazardous under RCRA (“Hazardous Wastes”). Furthermore, it is possible that certain wastes generated by mining operations on the Claims that are currently exempt from treatment as Hazardous Wastes may in the future be designated as Hazardous Wastes, and therefore be subject to more rigorous and costly operating and disposal requirements.

CERCLA. The federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, generally imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances (“Hazardous Substances”).  These classes of persons or so-called potentially responsible parties include the current and certain past owners and operators of a facility where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take action in response to threats to the public health or the environment and to seek to recover from the potentially responsible parties the costs of such action.  Mining operations on War Eagle Mountain may generate wastes that fall within CERCLA’s definition of Hazardous Substances, and predecessor mining companies on our properties may have generated wastes that fall within CERCLA’s definition of Hazardous Substances.

Air Emissions.  Mining operations on the Claims may be subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements, including additional permits. If ozone problems are not resolved by the deadlines imposed by the federal Clean Air Act, or on schedule to meet the standards, even more restrictive requirements may be imposed, including financial penalties based upon the quantity of ozone producing emissions. If the operator of mining operations on the Claims fails to comply strictly with applicable air pollution regulations or permits, we may be subject to monetary fines and be required to correct any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air emission sources.

Clean Water Act.  The Clean Water Act requires permits for operations that discharge into waters of the United States. Such permitting has been a frequent subject of litigation by environmental advocacy groups, which has resulted, and may in the future result, in declines in such permits or extensive delays in receiving them. This may result in delays in, or in some instances preclude, the commencement or continuation of development or production operations. Adverse outcomes in lawsuits challenging permits or failure to comply with applicable regulations could result in the suspension, denial, or revocation of required permits, which could have a material adverse impact on our cash flows, results of operations, or financial condition.

We believe that we are in substantial compliance with current applicable environmental laws and regulations and that, absent the occurrence of an extraordinary event, compliance with existing local, state, federal and international laws, rules and regulations governing the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon our business, financial condition or results of operations.

Research and Development Expenditures

We have not incurred any research or development expenditures in the last two fiscal years.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Employees and Consultants

At November 18, 2013, we had one part-time consultant acting as our sole officer and no employees. We engage consultants for technical services on an as-needed basis.

We have no collective bargaining agreements with our employees, and believe all consulting and employment agreements relationships are satisfactory.  We hire independent contractors on an as- needed basis, and we may retain additional employees and consultants during the next twelve months, including additional executive management personnel with substantial experience in the mining exploration and development business.

Description of Property

A description of our mining properties is included in “Description of Business” and is incorporated herein by reference.

27

Legal Proceedings

None.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock.

There is presently no public market for our common stock.  We anticipate making an application for trading of our common stock on the OTC upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the OTC, or if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

At November 18, 2013, we had 53 holders of record of our Common Stock.

28

29

L.L. Bradford
Certified Public Accountants & Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Soloro Gold

We have audited the accompanying balance sheets of Soloro Gold (an Exploration Stage Company) (the "Company") as of May 31, 2013 and 2012 and the related statements of operations, stockholders' deficit and cash flows for the period from November 2, 2005 (inception) through May 31, 2013. Soloro Gold's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Soloro Gold (An Exploration Stage Company) as of May 31, 2013 and 2012 and the results of its operations and its cash flows for the period from November 2, 2005 (inception) through May 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC
August 7, 2013
Las Vegas, Nevada

702-735-5030 • 8880 West Sunset Road, Third Floor, Las Vegas NV 89148 • www.llbradford.com

F-1

SOLORO GOLD
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS

	May 31, 2013	May 31, 2012
ASSETS

Current assets
Cash	$ 26,432	$ 2,381
Total current assets	26,432	2,381

Total assets	$ 26,432	$ 2,381

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$ 111,272	$ -
Accounts payable, related party	32,000	14,000
Notes payable	-	63,074
Total current liabilities	143,272	77,074

Total liabilities	143,272	77,074

Stockholders' deficit
Common stock; $0.0001 par value; 500,000,000
shares authorized, 19,273,885 and 14,845,000
shares issued and outstanding, respectively	1,928	1,485
Common stock payable	15	8
Additional paid in capital	2,176,734	1,275,407
Accumulated deficit during the exploration stage	(2,295,517)	(1,351,593)
Total stockholders' deficit	(116,840)	(74,693)

Total liabilities and stockholders' deficit	$ 26,432	$ 2,381

F-2

SOLORO GOLD
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS

			From November 2, 2005
	For the Year Ended		(Inception) to
	May 31, 2013	May 31, 2012	May 31, 2013

Operating expenses
Property acquisition and exploration costs	$ 803,832	$ 307,680	$ 1,659,831
General and administrative	140,092	13,690	635,686
Total operating expenses	943,924	321,370	2,295,517

Loss from operations before income taxes	(943,924)	(321,370)	(2,295,517)
Provision for income taxes	-	-	-
Net loss	$ (943,924)	$ (321,370)	$ (2,295,517)

Net loss per common share - basic and diluted	$ (0.06)	$ (0.02)

Weighted average common shares outstanding -
basic and diluted	17,047,105	13,965,548

F-3
SOLORO GOLD (AN EXPLORATION STAGE COMPANY) STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock	Common Stock Payable	Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficit)
Balance, November 2, 2005 (Inception)	-	$ -	-	$ -	$ -	$ -	$ -

Issuance of common stock in exchange
for services rendered at $0.0001 per share	14,000,000	1,400	-	-	-	-	1,400

Issuance of common stock in exchange
for services rendered at $0.01 per share	150,000	15	-	-	1,485	-	1,500

Issuance of common stock in exchange
for services rendered at $0.20 per share	200,000	20	-	-	39,980	-	40,000

Issuance of common stock pursuant to a
private placement at $0.20 per share	115,000	12	-	-	22,988	-	23,000

Net loss	-	-	-	-	-	(56,285)	(56,285)

Balance, May 31, 2006	14,465,000	1,447	-	-	64,453	(56,285)	9,615

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	125,000	13	-	-	24,987	-	25,000

Issuance of common stock pursuant to a
private placement at $0.20 per share	465,000	46	-	-	92,954	-	93,000

Net loss	-	-	-	-	-	(60,408)	(60,408)

Balance, May 31, 2007	15,055,000	1,506	-	-	182,394	(116,693)	67,207

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	250,000	25	-	-	49,975	-	50,000

Issuance of common stock in exchange
for services rendered at $0.20 per share	1,400,000	140	-	-	279,860	-	280,000

Net loss	-	-	-	-	-	(370,222)	(370,222)

Balance, May 31, 2008	16,705,000	1,671	-	-	512,229	(486,915)	26,985

Refund of private placement	(10,000)	(1)	-	-	(1,999)	-	(2,000)

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	500,000	50	-	-	99,950	-	100,000

Net loss	-	-	-	-	-	(167,584)	(167,584)

Balance, May 31, 2009	17,195,000	1,720	-	-	610,180	(654,499)	(42,599)

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	750,000	75	-	-	149,925	-	150,000

Net loss	-	-	-	-	-	(158,306)	(158,306)

Balance, May 31, 2010	17,945,000	1,795	-	-	760,105	(812,805)	(50,905)

Issuance of common stock in exchange
for services rendered at $0.20 per share	-	-	45,000	5	8,995	-	9,000

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	1,000,000	100	-	-	199,900	-	200,000

Net loss	-	-	-	-	-	(217,418)	(217,418)

Balance, May 31, 2011	18,945,000	1,895	45,000	5	969,000	(1,030,223)	(59,323)

Return of common stock to treasury	(5,600,000)	(560)	-	-	560	-	-

Issuance of common stock in exchange
for services rendered at $0.20 per share	-	-	30,000	3	5,997	-	6,000

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	1,500,000	150	-	-	299,850	-	300,000

Net loss	-	-	-	-	-	(321,370)	(321,370)

Balance, May 31, 2012	14,845,000	1,485	75,000	8	1,275,407	(1,351,593)	(74,693)

Issuance of common stock pursuant to a
private placement at $0.20 per share	1,450,000	145	155,000	15	320,840	-	321,000

Issuance of common stock in exchange
for services rendered at $0.20 per share	550,000	55	-	-	109,945	-	110,000

Issuance of common stock in exchange
for debt at $0.20 per share	353,885	35	-	-	70,742	-	70,777

Issuance of common stock to acquire mineral
claims at $0.20 per share	2,000,000	200	-	-	399,800	-	400,000

Issuance of common stock payable	75,000	8	(75,000)	(8)	-	-	-

Net loss	-	-	-	-	-	(943,924)	(943,924)

Balance, May 31, 2013	19,273,885	$ 1,928	155,000	$ 15	$ 2,176,734	$(2,295,517)	$ (116,840)

F-4

SOLORO GOLD
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			From November 2, 2005
	For the Year Ended		(Inception) to
	May 31, 2013	May 31, 2012	May 31, 2013

Cash flows from operating activities:
Net loss	$ (943,924)	$ (321,370)	$ (2,295,517)
Adjustments to reconcile net loss to net cash used in
operating activities:
Issuance of common stock pursuant to mineral lease agreement	-	300,000	825,000
Issuance of common stock to acquire mineral claims	400,000	-	400,000
Issuance of common stock for services rendered	110,000	6,000	447,900
Changes in operating assets and liabilities:
Accounts payable	111,272	-	111,272
Accounts payable - related party	18,000	-	32,000
Net cash used in operating activities	(304,652)	(15,370)	(479,345)

Cash flows from financing activities:
Proceeds from notes payable	7,703	7,700	70,777
Proceeds from issuance of common stock	321,000	-	435,000
Net cash provided by financing activities	328,703	7,700	505,777

Net change in cash	24,051	(7,670)	26,432

Cash, beginning of period	2,381	10,051	-

Cash, end of period	$ 26,432	$ 2,381	$ 26,432

Supplemental disclosure of cash flow information:
Interest paid	$ -	$ -	$ -
Taxes paid	$ -	$ -	$ -

Supplemental disclosure of noncash investing
and financing activities:
Issuance of common stock in exchange for debt	$ 70,777	$ -	$ 70,777

F-5

SOLO GOLD

(A Exploration Stage Company)

Notes to the Financial Statements

FOR THE YEARS ENDED MAY 31, 2013 AND 2012

1.         DESCRIPTION OF BUSINESS

Soloro Gold, formerly Nevada Gold Corp., (“the Company”) was incorporated under the laws of the State of Nevada on November 2, 2005.

The Company plans on engaging in the exploration and development of gold mining properties. The Company owns unpatented gold and mineral resource claims located in Elko County, Nevada, Hidalgo County, New Mexico, Grant County, New Mexico, and Chaffee County, Colorado.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation- The accompanying financial statements have been prepared on an accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Exploration Stage Company- The Company’s financial statements are presented as a company in the exploration stage of business.  Activities during the exploration stage include obtaining debt and/or equity related financing, the acquisition of mineral rights, and the exploration and development of resources on the Company’s mineral claims.  As an exploration stage enterprise, the Company discloses the deficit accumulated during the exploration stage and the cumulative statements of operations, stockholders’ deficit and cash flows from inception to the current balance sheet date.  The Company has incurred net losses of $2,295,517 and used net cash in operations of $479,345 for the period from November 2, 2005 (inception) through May 31, 2013.

Year-End- The Company has selected May 31 as its year end.

Use of Estimates- The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash- The Company considers all highly liquid instruments purchased with a maturity of three months or less at date of acquisition to be cash equivalents.  There were no cash equivalents at May 31, 2013 or 2012.

The Company maintains cash balances at an institution that is insured by the Federal Deposit Insurance Corporation up to $250,000.  As of May 31, 2013 and 2012 no amounts were in excess of the federally insured program, respectively.

Revenue Recognition- The Company currently has not generated revenues. Any future revenues earned, primarily through the sale of extracted minerals, will be recognized utilizing the following general revenue recognition criteria: 1) pervasive evidence of an arrangement exists; 2) delivery has occurred; 3) the price to the buyer is fixed or determinable; and 4) collectability is reasonably assured.

Delivery on mineral sales is determined to be complete for revenue recognition purposes when title and risk of loss has passed to the customer in accordance with stated contractual terms and there is no future obligations related to the shipment. Title generally passes as the minerals are loaded into transport carriers for delivery to the customer.

Mineral Property Acquisition and Exploration Costs– In general, costs of acquiring mineral claims, mineral lease expenses, property exploration costs and property development costs on unproven mineral claims are expensed as incurred.  When the Company has determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment.

As of May 31, 2013, the Company had not established the commercial feasibility of its exploration prospects; therefore, all property acquisition and exploration costs have been expensed as incurred.

Income Taxes- Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry forward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Financial Instruments- Financial instruments consist of cash and accounts payable.  The recorded values of these instruments approximate fair values due to the short maturities of such instruments and the stated or imputed interest rates are commensurate with prevailing market rates for similar obligations.

Earnings (Loss) per Share- Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss), adjusted for changes in income or loss that resulted from the assumed conversion of convertible shares, by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

The computation of basic and diluted loss per share for the periods presented is equivalent since the Company had continuing losses. The Company had no common stock equivalents as of May 31, 2013.

New Accounting Pronouncements- There are no recent accounting pronouncements that are expected to have a material effect on the Company’s financial statements.

F-6

3.         GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of May 31, 2013, the Company had total current assets of $26,432, and a working capital deficit in the amount of $116,840.  The Company incurred a net loss of $943,924 during the year ended May 31, 2013 and an accumulated net loss of $2,295,517 since inception.  The Company has not earned any revenues since inception and its cash resources are insufficient to meet its planned business objectives.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management’s plan in this regard, is to raise capital through a combination of debt and equity financing sufficient to finance the continuing operations for the next twelve months.  However, there can be no assurance that the Company will be successful in raising such financing.  As an alternative, the Company may be amenable to a sale, merger, or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

F-7

4.         NOTES PAYABLE

As of May 31, 2013 and 2012, notes payable consisted of the following:

	May 31, 2013	May 31, 2012

Advance - 0% interest, unsecured and due on demand	$-	$11,289
Advance - 0% interest, unsecured and due on demand(1)	-	31,040
Advance - 0% interest, unsecured and due on demand	-	10,745
Note payable - 0% interest, unsecured and due on demand	-	10,000
Total notes payable (2)	-	63,074
Less current maturities	-	(63,074)
Net long-term notes payable	$-	$-

(1)    In September 2012, the Company received additional advances of $7,703.

(2)   The total outstanding debt at May 31, 2012 of $63,074 plus the additional advances in September 2012 of $7,703 were exchanged for 353,885 shares of common stock at $0.20 per share in July 2012 for a total value of $70,777.  There was no gain or loss recorded on the conversion of the debt.  See also Note 6, Stockholders’ Equity (Deficit).

F-8

5.         INCOME TAX

The Company had net operating loss carry forwards for income tax reporting purposes of $2,295,517 and $1,351,593 as of May 31, 2013 and 2012, respectively.  These carry forwards may be used to offset against future taxable income andbegin to expire in the year 2026.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs or a change in the nature of the business.  Therefore, the amount available to offset future taxable income may be limited.

No tax benefit has been reported in the financial statements for the realization of loss carry forwards, as the Company believes there is high probability that thecarry forwards will not be utilized in the foreseeable future.  Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

Significant components of the Company’s deferred tax liabilities and assets as of May 31, 2013 and 2012 are as follows:

	May 31, 2013	May 31, 2012
Deferred tax asset:
Net operating loss	$2,295,517	$1,351,593
Income tax rate	35%	35%
	803,431	473,057
Less valuation allowance	(803,431)	(473,057)
Deferred tax asset	$-	$-

Through May 31, 2013, a valuation allowance has been recorded to offset the deferred tax assets related to the net operating losses.

F-9

6.         STOCKHOLDERS’ EQUITY (DEFICIT)

Period from November 2, 2005 (Inception) to May 31, 2006

The Company issued 14,350,000 shares of common stock for services rendered, at $0.0001 to $0.20 per share, for a total value of $42,900, based upon the fair value of the services rendered.

The Company issued 115,000 shares of common stock pursuant to a private placement at $0.20 per share for total gross proceeds of $23,000.

Year Ended May 31, 2007

The Company issued 125,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $25,000.

The Company issued 465,000 shares of common stock pursuant to a private placement at $0.20 per share for total gross proceeds of $93,000.

Year Ended May 31, 2008

The Company issued 250,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $50,000.

The Company issued 1,400,000 shares of common stock for services rendered at $0.20 per share for total value of $280,000, based upon the fair value of the services rendered.

Year Ended May 31, 2009

The Company refunded a subscription agreement for 10,000 shares of common stock at $0.20 per share for total of $2,000.  As a result of the refund, the shares were cancelled.

The Company issued 500,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $100,000.

F-10

Year Ended May 31, 2010

The Company issued 750,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $150,000.

Year Ended May 31, 2011

The Company issued 45,000 shares of common stock for services rendered, at $0.20 per share, for a total value of $9,000, based upon the fair value of the services rendered.  As of May 31, 2012, those shares had not been issued and are recorded as common stock payable.

The Company issued 1,000,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $200,000.

Year Ended May 31, 2012

A former officer returned 5,600,000 founder shares of common stock which were cancelled.

The Company issued 30,000 shares of common stock for services rendered, at $0.20 per share, for a total value of $6,000, based upon the fair value of the services rendered.  As of May 31, 2012, those shares had not been issued and are recorded as common stock payable.

The Company issued 1,500,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $300,000.

F-11

Year Ended May 31, 2013

The Company issued 1,605,000 shares of common stock pursuant to a private placement at $0.20 per share for gross proceeds in the amount of $321,000.  As of May 31, 2013 155,000 of those shares had not been issued and have been recorded to common stock payable.

The Company issued 550,000 shares of common stock for services rendered, at $0.20 per share, for a total value of $110,000, based upon the fair value of the services rendered.

The Company issued 353,885 shares of common stock in exchange for outstanding debt in the amount of $70,777 at $0.20 per share.  See also Note 4, Notes Payable.

The Company issued 2,000,000 shares of common pursuant to a purchase agreement whereby the Company acquired mineral claims situated in New Mexico and Colorado for value of $400,000 at $0.20 per share.

The Company issued 75,000 shares of common stock which had been recorded to common stock payable at May 31, 2012.

7.         RELATED PARTY TRANSACTIONS

As of May 31, 2013 and 2012, the Company owed $32,000 and $14,000 to its Chief Executive Officer for management services, respectively.

8.         SUBSEQUENT EVENTS

In July 2013, the Company issued 50,000 shares of common stock pursuant to a private placement at $0.20 per share for gross proceeds in the amount of $10,000.

F-12

SOLORO GOLD
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS

	August 31, 2013	May 31, 2013
ASSETS	Unaudited

Current assets
Cash	$ 6,752	$ 26,432
Prepaid expenses	2,000	-
Total current assets	8,752	26,432

Total assets	$ 8,752	$ 26,432

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$ 114,258	$ 111,272
Accounts payable, related party	37,000	32,000
Total current liabilities	151,258	143,272

Total liabilities	151,258	143,272

Stockholders' deficit
Common stock; $0.0001 par value; 500,000,000
shares authorized, 19,273,885 and 19,273,885
shares issued and outstanding, respectively	1,928	1,928
Common stock payable	48	15
Additional paid in capital	2,241,701	2,176,734
Accumulated deficit during the exploration stage	(2,386,183)	(2,295,517)
Total stockholders' deficit	(142,506)	(116,840)

Total liabilities and stockholders' deficit	$ 8,752	$ 26,432

F-13

SOLORO GOLD
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
UNAUDITED

			From November 2, 2005
	For the Three Months Ended		(Inception) to
	August 31, 2013	August 31, 2012	August 31, 2013

Operating expenses
Property acquisition and exploration costs	$ 60,857	$ -	$ 1,720,688
General and administrative	29,809	30,133	665,495
Total operating expenses	90,666	30,133	2,386,183

Loss from operations before income taxes	(90,666)	(30,133)	(2,386,183)
Provision for income taxes	-	-	-
Net loss	$ (90,666)	$ (30,133)	$ (2,386,183)

Net loss per common share - basic and diluted	$ (0.00)	$ (0.00)

Weighted average common shares outstanding -
basic and diluted	19,273,885	15,038,561

F-14
SOLORO GOLD (AN EXPLORATION STAGE COMPANY) STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) UNAUDITED

							Total
	Common Stock		Common Stock Payable		Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficit)
Balance, November 2, 2005 (Inception)	-	$ -	-	$ -	$ -	$ -	$ -

Issuance of common stock in exchange
for services rendered at $0.0001 per share	14,000,000	1,400	-	-	-	-	1,400

Issuance of common stock in exchange
for services rendered at $0.01 per share	150,000	15	-	-	1,485	-	1,500

Issuance of common stock in exchange
for services rendered at $0.20 per share	200,000	20	-	-	39,980	-	40,000

Issuance of common stock pursuant to a
private placement at $0.20 per share	115,000	12	-	-	22,988	-	23,000

Net loss	-	-	-	-	-	(56,285)	(56,285)

Balance, May 31, 2006	14,465,000	1,447	-	-	64,453	(56,285)	9,615

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	125,000	13	-	-	24,987	-	25,000

Issuance of common stock pursuant to a
private placement at $0.20 per share	465,000	46	-	-	92,954	-	93,000

Net loss	-	-	-	-	-	(60,408)	(60,408)

Balance, May 31, 2007	15,055,000	1,506	-	-	182,394	(116,693)	67,207

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	250,000	25	-	-	49,975	-	50,000

Issuance of common stock in exchange
for services rendered at $0.20 per share	1,400,000	140	-	-	279,860	-	280,000

Net loss	-	-	-	-	-	(370,222)	(370,222)

Balance, May 31, 2008	16,705,000	1,671	-	-	512,229	(486,915)	26,985

Refund of private placement	(10,000)	(1)	-	-	(1,999)	-	(2,000)

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	500,000	50	-	-	99,950	-	100,000

Net loss	-	-	-	-	-	(167,584)	(167,584)

Balance, May 31, 2009	17,195,000	1,720	-	-	610,180	(654,499)	(42,599)

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	750,000	75	-	-	149,925	-	150,000

Net loss	-	-	-	-	-	(158,306)	(158,306)

Balance, May 31, 2010	17,945,000	1,795	-	-	760,105	(812,805)	(50,905)

Issuance of common stock in exchange
for services rendered at $0.20 per share	-	-	45,000	5	8,995	-	9,000

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	1,000,000	100	-	-	199,900	-	200,000

Net loss	-	-	-	-	-	(217,418)	(217,418)

Balance, May 31, 2011	18,945,000	1,895	45,000	5	969,000	(1,030,223)	(59,323)

Return of common stock to treasury	(5,600,000)	(560)	-	-	560	-	-

Issuance of common stock in exchange
for services rendered at $0.20 per share	-	-	30,000	3	5,997	-	6,000

Issuance of common stock pursuant to mineral
lease agreement at $0.20 per share	1,500,000	150	-	-	299,850	-	300,000

Net loss	-	-	-	-	-	(321,370)	(321,370)

Balance, May 31, 2012	14,845,000	1,485	75,000	8	1,275,407	(1,351,593)	(74,693)

Issuance of common stock pursuant to a
private placement at $0.20 per share	1,450,000	145	155,000	15	320,840	-	321,000

Issuance of common stock in exchange
for services rendered at $0.20 per share	550,000	55	-	-	109,945	-	110,000

Issuance of common stock in exchange
for debt at $0.20 per share	353,885	35	-	-	70,742	-	70,777

Issuance of common stock to acquire mineral
claims at $0.20 per share	2,000,000	200	-	-	399,800	-	400,000

Issuance of common stock payable	75,000	8	(75,000)	(8)	-	-	-

Net loss	-	-	-	-	-	(943,924)	(943,924)

Balance, May 31, 2013	19,273,885	1,928	155,000	15	2,176,734	(2,295,517)	(116,840)

Issuance of common stock pursuant to a
private placement at $0.20 per share	-	-	325,000	33	64,967	-	65,000

Net loss	-	-	-	-	-	(90,666)	(90,666)

Balance, May 31, 2013	19,273,885	$ 1,928	480,000	$ 48	$ 2,241,701	$(2,386,183)	$ (142,506)

F-15

SOLORO GOLD
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
UNAUDITED

			From November 2, 2005
	For the Three Months Ended		(Inception) to
	August 31, 2013	August 31, 2012	August 31, 2013

Cash flows from operating activities:
Net loss	$ (90,666)	$ (30,133)	$ (2,386,183)
Adjustments to reconcile net loss to net cash used in
operating activities:
Issuance of common stock pursuant to mineral lease agreement	-	-	825,000
Issuance of common stock to acquire mineral claims	-	-	400,000
Issuance of common stock for services rendered	-	5,000	447,900
Changes in operating assets and liabilities:
Prepaid expenses	(2,000)	(7,703)	(2,000)
Accounts payable	2,986	23,000	114,258
Accounts payable - related party	5,000	-	37,000
Net cash used in operating activities	(84,680)	(9,836)	(564,025)

Cash flows from financing activities:
Proceeds from notes payable	-	7,703	70,777
Proceeds from issuance of common stock	65,000	-	500,000
Net cash provided by financing activities	65,000	7,703	570,777

Net change in cash	(19,680)	(2,133)	6,752

Cash, beginning of period	26,432	2,381	-

Cash, end of period	$ 6,752	$ 248	$ 6,752

Supplemental disclosure of cash flow information:
Interest paid	$ -	$ -	$ -
Taxes paid	$ -	$ -	$ -

Supplemental disclosure of noncash investing
and financing activities:
Issuance of common stock in exchange for debt	$ -	$ 70,777	$ 70,777

F-16

SOLRO GOLD

(A Exploration Stage Company)

Notes to the Financial Statements

FOR THE THREE MONTHS ENDED AUGUST 31, 2013

1.         DESCRIPTION OF BUSINESS

Soloro Gold, formerly Nevada Gold Corp., (“the Company”) was incorporated under the laws of the State of Nevada on November 2, 2005.

The Company plans on engaging in the exploration and development of gold mining properties. The Company owns unpatented gold and mineral resource claims located in Elko County, Nevada, Hidalgo County, New Mexico, Grant County, New Mexico, and Chaffee County, Colorado.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation- The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows.  It is management's opinion, however, that all material adjustments have been made which are necessary for a fair financial statement presentation.  The interim results for the three months ended August 31, 2013 are not necessarily indicative of results for the full fiscal year.

These unaudited interim financial statements should be read in conjunction with the Company’s Prospectus on Form S-1, which contains audited financial statements and notes thereto covering the year ended May 31, 2013.

Exploration Stage Company- The Company’s financial statements are presented as a company in the exploration stage of business.  Activities during the exploration stage include obtaining debt and/or equity related financing, the acquisition of mineral rights, and the exploration and development of resources on the Company’s mineral claims.  As an exploration stage enterprise, the Company discloses the deficit accumulated during the exploration stage and the cumulative statements of operations, stockholders’ deficit and cash flows from inception to the current balance sheet date.

Year-End- The Company has selected May 31 as its year end.

Use of Estimates- The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash- The Company considers all highly liquid instruments purchased with a maturity of three months or less at date of acquisition to be cash equivalents.  There were no cash equivalents at August 31, 2013 or 2012.

The Company maintains cash balances at an institution that is insured by the Federal Deposit Insurance Corporation up to $250,000.  As of August 31, 2013 and 2012 no amounts were in excess of the federally insured program, respectively.

Revenue Recognition- The Company currently has not generated revenues. Any future revenues earned, primarily through the sale of extracted minerals, will be recognized utilizing the following general revenue recognition criteria: 1) pervasive evidence of an arrangement exists; 2) delivery has occurred; 3) the price to the buyer is fixed or determinable; and 4) collectability is reasonably assured.

Delivery on mineral sales is determined to be complete for revenue recognition purposes when title and risk of loss has passed to the customer in accordance with stated contractual terms and there is no future obligations related to the shipment. Title generally passes as the minerals are loaded into transport carriers for delivery to the customer.

Mineral Property Acquisition and Exploration Costs– In general, costs of acquiring mineral claims, mineral lease expenses, property exploration costs and property development costs on unproven mineral claims are expensed as incurred.  When the Company has determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment.

As of August 31, 2013, the Company had not established the commercial feasibility of its exploration prospects; therefore, all property acquisition and exploration costs have been expensed as incurred.

Income Taxes- Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry forward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Financial Instruments- Financial instruments consist of cash and accounts payable.  The recorded values of these instruments approximate fair values due to the short maturities of such instruments and the stated or imputed interest rates are commensurate with prevailing market rates for similar obligations.

Earnings (Loss) per Share- Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss), adjusted for changes in income or loss that resulted from the assumed conversion of convertible shares, by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

The computation of basic and diluted loss per share for the periods presented is equivalent since the Company had continuing losses. The Company had no common stock equivalents as of August 31, 2013.

New Accounting Pronouncements- There are no recent accounting pronouncements that are expected to have a material effect on the Company’s financial statements.

3.         GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of August 31, 2013, the Company had total current assets of $8,752, and a working capital deficit in the amount of $142,506.  The Company incurred a net loss of $90,666 during the three months ended August 31, 2013 and an accumulated net loss of $2,386,183 since inception.  The Company has not earned any revenues since inception and its cash resources are insufficient to meet its planned business objectives.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management’s plan in this regard, is to raise capital through a combination of debt and equity financing sufficient to finance the continuing operations for the next twelve months.  However, there can be no assurance that the Company will be successful in raising such financing.  As an alternative, the Company may be amenable to a sale, merger, or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

4.         STOCKHOLDERS’ EQUITY (DEFICIT)

Period from November 2, 2005 (Inception) to May 31, 2006

The Company issued 14,350,000 shares of common stock for services rendered, at $0.0001 to $0.20 per share, for a total value of $42,900, based upon the fair value of the services rendered.

The Company issued 115,000 shares of common stock pursuant to a private placement at $0.20 per share for total gross proceeds of $23,000.

Year Ended May 31, 2007

The Company issued 125,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $25,000.

The Company issued 465,000 shares of common stock pursuant to a private placement at $0.20 per share for total gross proceeds of $93,000.

Year Ended May 31, 2008

The Company issued 250,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $50,000.

The Company issued 1,400,000 shares of common stock for services rendered at $0.20 per share for total value of $280,000, based upon the fair value of the services rendered.

Year Ended May 31, 2009

The Company refunded a subscription agreement for 10,000 shares of common stock at $0.20 per share for total of $2,000.  As a result of the refund, the shares were cancelled.

The Company issued 500,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $100,000.

Year Ended May 31, 2010

The Company issued 750,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $150,000.

Year Ended May 31, 2011

The Company issued 45,000 shares of common stock for services rendered, at $0.20 per share, for a total value of $9,000, based upon the fair value of the services rendered.  As of May 31, 2012, those shares had not been issued and are recorded as common stock payable.

The Company issued 1,000,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $200,000.

Year Ended May 31, 2012

A former officer returned 5,600,000 founder shares of common stock which were cancelled.

The Company issued 30,000 shares of common stock for services rendered, at $0.20 per share, for a total value of $6,000, based upon the fair value of the services rendered.  As of May 31, 2012, those shares had not been issued and are recorded as common stock payable.

The Company issued 1,500,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $300,000.

Year Ended May 31, 2013

The Company issued 1,605,000 shares of common stock pursuant to a private placement at $0.20 per share for gross proceeds in the amount of $321,000.  As of May 31, 2013 155,000 of those shares had not been issued and have been recorded to common stock payable.

The Company issued 550,000 shares of common stock for services rendered, at $0.20 per share, for a total value of $110,000, based upon the fair value of the services rendered.

The Company issued 353,885 shares of common stock in exchange for outstanding debt in the amount of $70,777 at $0.20 per share.  See also Note 4, Notes Payable.

The Company issued 2,000,000 shares of common pursuant to a purchase agreement whereby the Company acquired mineral claims situated in New Mexico and Colorado for value of $400,000 at $0.20 per share.

The Company issued 75,000 shares of common stock which had been recorded to common stock payable at May 31, 2012.

Three Months Ended August 31, 2013

The Company issued 325,000 shares of common stock pursuant to a private placement at $0.20 per share for gross proceeds in the amount of $65,000.  As of August 31, 2013 those shares had not been issued and have been recorded to common stock payable.

6.         RELATED PARTY TRANSACTIONS

As of August 31, 2013 and 2012, the Company owed $37,000 and $32,000 to its Chief Executive Officer for management services, respectively.

7.         SUBSEQUENT EVENTS

Management evaluated all activity of the Company through the issue date of the financial statements and concluded that no other subsequent events have occurred that would require recognition or disclosure in the financial statements.

F-17

Management Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Management’s statements contained in this portion of the prospectus are not historical facts and are forward-looking statements. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, those matters discussed under the section entitled “Risk Factors,” above.  Such risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Business Development Plan

The gold exploration and mining business is an attractive place to be as gold continues to be a great investment and a solid hedge against the volatile capital and equities markets. With the fiscal cliff and the struggles in Europe providing news bombs on what seems to be a daily basis, uncertainty is the only certainty.

The spot gold price has continued to perform well and depending on just how much of a gold bug you may be, the future is either bright or spectacular.

Recently the Company significantly increased its property portfolio by acquiring additional properties in New Mexico and Colorado, creating a world-class portfolio.

The Neglected Gold & Copper Project, New Mexico – South West

89 New Claims

The Neglected Gold/Copper project is located in the southwest part of New Mexico in the Big Burro Mountains of Grant County a few miles south of Tyrone and the historical open-pit copper mine.

The property consists of 89 lode claims covering 1,839 acres along a prominent silicified zone that is known locally as “The Ledge.” Nevada Gold Corp. controls over five miles of this structure along with several small past producing gold mines. The area is accessed by many unimproved and/ or graveled public roads. Paved State Highway 90 crosses some of the claim group. This is the first time all of the mines along this zone have been consolidated under one ownership allowing larger operations than the many diverse owners of the past could accomplish.

The Neglected Mine proper was located and operated primarily before 1900 (“Bulletin 83” of the New Mexico Bureau of Mines by Elliot Gillerman, published 1964, hereafter referred to as “Bulletin 83”). It was developed by several shafts and short adits. Old assays taken in the bottom of the Main shaft (Bulletin 83) showed gold and copper values of $10 per ton with gold calculated at $20 per ounce and copper at 11 cents per pound. This would give a gold equivalent value of over one-half ounce per ton. The Neglected zone varies in width from around eight feet at the Main shaft to thirty feet at the westward part of the mine. To the northeast it widens to over 150 feet where SG properties join the patented Copeland mine owned by others.

 Some of the smaller mines on SG property have produced some extremely high grade such as the Russel Gold mine which shipped almost a ton in 1915-16 that carried 26 ounces of gold per ton (Bulletin 83). The Wild Irishman #5 shipped a ton that averaged 9 oz/ton  gold, 0.75 oz/ton silver and 3% copper (Bulletin 83) The Uncle Jimmy Thwaits mine contained high grade stringers a few inches in width that carried as much as 2,400 oz/ton gold (Bulletin 83).

This is a very large property with a potential resource of several million ounces of gold and silver that could conceivably be mined from several points and treated in a central milling plant. The copper values are considerable and will also be a major factor in reducing production costs.

The location of this project in a high desert location allows mining and exploration activities to proceed all year with only slight interruptions due to weather. The absence of population centers, running water or close Wilderness areas, Native American Lands, etc, along with a mining based local economy should help expedite the permitting process.

 It is the intention of Soloro Gold to initiate a thorough geological sampling and mapping program to delineate target zones. Core drilling will then be done to build resources and eventually, reserves. The initial property evaluation program includes geologic mapping and sampling to result in a technical report that meets reporting standards including the Canadian National Instrument 43-101 (“CNI 43-101”). An initial budget of $40,000 has been allocated for this work.

The results of the initial evaluation will determine the next stages of property evaluation and a budget for future work needed to define drill targets. This next stage would likely include additional surface sampling and assaying, possibly geophysics, trenching of areas of prospective mineral trend covered by alluvial materials and initial core drilling and assaying. The initial evaluation program will also determine if any of the historical underground workings could be habilitated economically to allow safe inspection, geologic mapping and sampling.

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The Oro Gold and Copper Property, Turret – Colorado

39 Claims

The Oro Gold/Copper Project is located in Chaffee County, Colorado approximately 11 miles north of the town of Salida, Colorado at an elevation of over 8,000 feet, near the historic mining town of Turret.

The Turret Property consists of 39 lode claims covering 806 acres.

There is one old producing mine on the property operated during the Great Depression. The old head frame, ore bin and hoisthouse remain but are in poor condition. The mine is of easy access in good weather over an unimproved Forest Service road.

“Mineral Resources of Colorado” by Vanderwilt, published in 1947, recorded production from Turret during the years 1931-1941 of 114 tons containing 42 ounces of gold, 100 ounces of silver and 5,700 pounds of copper for an average grade of 0.37 oz/ton gold, 0.88 oz/ton silver and 2.5% copper.

The previous owners, the Cowan’s, said they also sacked some high grade and shipped it to the sampling works in Boulder, Colorado where some sacks settled for 7 oz/ton gold in small lots (verbal communication to Ken Hodgson in 1963).

There is a trenched area west of the main shaft that gave surface assays taken by Dr. Fred Breaks in 2011 that returned values from 0.19 g/t gold and 1.19% copper to a 60 cm chip that returned 2.93 g/t gold and 3.34% copper. High grade, visible gold is present and small fragments containing free gold flecks were found.  Dr Breaks also did preliminary geologic mapping of the shear that prompted the staking of additional claims along the eastern ore trend.

Soloro Gold. Plans to have a thorough geological mapping and sampling program done resulting in a technical report meeting CNI 43-101 standards as soon as weather permits in 2013. An initial budget of $30,000 has been allocated for this work. SG expects this evaluation will result in a geological model with a better understanding of the ore controls. Further work will be recommended with a budget designed to result in a drilling program that will be implemented when the appropriate permits have been obtained.

Lordsburg  - Hidalgo County, New Mexico

57 Claims

The Lordsburg, New Mexico Gold and Copper project is located in Hidalgo County, about 4 miles west of the town of Lordsburg and just south of Interstate 10. This property is approximately 30 miles south of the Company’s Neglected Mine.

Access is easy from the Gary exit on Interstate 10, then southeast across unimproved but gentle public roads to the site. This project consists of 57 lode claims containing over 1,000 acres.

The Company property overlaps some existing claims to preclude gaps.

The area is part of the historic Lordsburg Mining District that grew around the now ghost town of Shakespeare. The Banner and Atwood mines were the largest producers. In 1947, the Atwood ore averaged 0.058 oz/ton gold, 5.64 oz/ton silver and 2.2% copper for 60,580 tons shipped (“Geology of the Lordsburg District”, New Mexico Bureau of Mines Bulletin 62 by R. Fred Flege, hereafter referred to as “Bulletin 62”). These mines were closed in the 1950’s. Except for some desultory mining attempts, the district was virtually dormant until the increased price of gold and copper spurred recent activity by various companies.

Soloro Gold’s property lies to the west of the major mines in an area of granodiorite and intrusive volcanics (Bulletin 62). Many small pits, shafts and trenches dot the property giving indication of potentially extensive mineralization. Federal Resources Corporation, which operated the Banner Mine and mill, held title to this area from the 1930s until recently. In the 1980s, Federal leased these holdings to Westar Corporation which did some drilling.

In 1989, the New Mexico Bureau of Mines released Open File Report 357, “Reconnaissance Gold Geochemical Survey of Five Selected Areas of Southwestern New Mexico” by George B. Griswold, et al. Published results of samples from the report on the Gary Quadrangle prompted the following statement; “ These later samples give indication for additional prospecting in section 15, T 23S, R19W “. This section, along much of the adjoining section 11, is now owned by Soloro Gold.

The preliminary studies of the claims gave promise for developing a shallow, large tonnage open pit mine. The location in a desert environment, distance from population centers and Native American Lands is reason to believe the permitting process could be facilitated. The climate is mild (average temperature 60 degrees according to Bulletin 62) allowing mining and exploration to continue year-round unimpeded by inclement weather.

It is the intention of the Company to do an initial geological sampling and mapping program, especially concentrating on the areas where the New Mexico Bureau of Mines found the high gold geochemistry values. An initial budget of $10,000 has been allocated for this work which will be done in conjunction with the work on the Neglected Project.

The results of the work are expected to result in recommendations and budget for follow-up work to result in a technical report meeting CNI 43-101 standards, and eventually, drilling once drill targets are defined.

At the present time, Entree Gold is working to the East on a copper/gold property and has announced good results from drilling. Santa Fe Gold owns claims adjoining Nevada Gold to the East. There is activity at the old Banner property and, in general, tremendous interest is being shown in this historic district.

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Elko County, Nevada,  MIDAS – CARLIN TREND

The geology of the claims area can be referenced on the Elko County geologic report (Nevada Bureau of Mines and Geology Bulletin 106). The SG property has similar geology to that of the Hollister deposit and the Ivanhoe district immediately to the south and clearly lies within the Carlin trend of major gold deposits.

Significant mercury and gold has been produced from the Ivanhoe district and the Hollister Mine. The district is at the intersection between the Carlin Trend and the northern Nevada Rift, both of which are major ore controls in this part of Nevada. Hollister is a Tertiary hot spring vein system with bonanza gold grades. The Hatter intrusive on the Hollister property is 39 million years old and is part of the same intrusive suite that is thought to be genetically related to the world-class gold deposits elsewhere in the Carlin trend. Lower plate carbonate rocks are reported to underlie the Roberts Mountain Thrust in the Ivanhoe area and these carbonates are hosts for much of the gold in the Carlin area.

North trending faults are mapped in the Hollister area and if these are ore controlling structures, they may represent exploration targets where they project to the north onto the SG property. Once mapped and targets identified, drilling will be done on the SG property to test these deeper targets through which the feeder structures for the hot springs may have passed.

SG intends to complete a thorough a preliminary geological mapping and sampling program that will result in recommendations and budget for further work leading to a technical report meeting CNI 43-101 standards. SG anticipates that if the program is successful, the CNI 43-101 report will include recommendations and a budget for a drilling program that would be implemented when the appropriate permits have been obtained. A budget of $55,000 has been allocated for the preliminary  geologic work and it is anticipated an additional $40,000 will be required for second phase of work that would result in the technical report.

In Summary

The Company has a significant portfolio upon which to develop and build. We believe this sets a perfect stage for us to grow as a company and generate tremendous value for our shareholders.

World Class People

Soloro Gold has been very lucky to secure the considerable and impressive experience of some great mining names in the South West.

Howard Harlan has kindly agreed serve as a geological consultant in an overview capacity. Howard has over 40 years’ experience in evaluating prospects, projects, and companies for acquisitions and mergers and has vast experience and expertise as an exploration, development, and operations geologist. Howard has very long list of achievements and has worked for some of the biggest names in the industry including Phelps Dodge, Kennecott, Exxon Minerals and Vista Gold to name a few.

Ken Hodgson has been instrumental in the Company’s new property acquisition and development program. Ken grew up in a mining family. He has worked for various companies including running grade control for Exxon Minerals Highland Uranium mine in Wyoming. In 1979 he was appointed general Manager for Houston Mining and placed in charge of their Arizona silver mining operations. Ken has owned or controlled dozens of mining properties in many Western states. Ken identified highly desirable gold properties and made many efforts, over decades, to acquire and consolidate them but due to diverse and uncooperative ownership, was never successful. In 2012 all of these properties became available. Ken acquired title to the three properties in New Mexico and Colorado and sold them into Soloro Gold for development. He will continue to act in an advisory and consulting capacity to the Company.

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Results of Operations

For the three months ended August 31, 2013 and 2012

We did not earn any revenues during the three months ended August 31, 2013 or 2012.  We will be in the exploration stage of our business for an extended period of time and as a result do not anticipate earning revenues until we have developed an exploration property.  We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral property.

For the year three months ended August 31, 2013 we had a net loss of $90,666 compared to a net loss of $30,133 for the three months ended August 31, 2012.  The increase in the net loss was largely due to claim maintenance fees and property exploration costs.   In April 2013, we hired a geologist to map and sample our properties.  As a result, we incurred $60,857 in property acquisition exploration expenditures during its first quarter of 2013 compared to $- during the comparable period of 2012.  Also, during the three months ended August 31, 2013 we incurred $29,809 in general and administrative expense as compared to $30,133 for the comparable period of 2012.  The largest components of our general and administrative expenses during the three months ended August 31, 2013 were $15,000 in consulting fees due to Denis Corin, our sole officer and director, $8,560 in accounting fees and $4,588 in legal fees.

For the period from November 2, 2005 (Inception) to August 31, 2013

We did not earn any revenues during the period from November 2, 2005 (inception) to August 31, 2013.  We will be in the exploration stage of our business for an extended period of time and as a result do not anticipate earning revenues until we have developed an exploration property.  We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral property.

During the period from November 2, 2005 (inception) to August 31, 2013 we had a net loss of $2,386,183.  During this period we incurred $1,720,688 in property acquisition and exploration costs.  This includes the fair market value of the our shares of common stock to issued to Matchpoint International Limited fka Isaiah Capital Trust (“ICT”) valued at $825,000,  the acquisition of the NM and CO Claims pursuant to a Purchase and Sale Agreement with Kenneth P. Hodgson and Rita J. Hodgson in November 2012 valued at $600,000 as well as approximately $100,000 in claim maintenance fees, $63,000 in exploration costs, and $10,000 in filing fees.  Since inception we have also incurred $665,495 in general and administrative expense.

Operating Activities

During the three months ended August 31, 2013, we used cash in the amount of $84,680 for operating activities. Cash used in operating activities included net loss of $90,666, an increase in prepaid expenses of $2,000, an increase in accounts payable of $2,986 and an increase in accounts payable, related party of $5,000.

By contrast, during the three months ended August 31, 2012, we used cash in the amount of $9,836 for operating activities. Cash used in operating activities included a net loss of $30,133, issuance of common stock for non services valued at $5,000, an increase in prepaid expenses of $7,703 and an increase in accounts payable, related party of $23,000.

We had a net loss of $2,386,183 during the period from November 2, 2005 (inception) to August 31, 2013, and operating activities used cash in the amount of $564,025. The principal adjustments to reconcile the net loss to net cash used by operating activities were issuance of common stock pursuant to the mineral lease agreements of $825,000, stock issued to acquire mineral claims of $400,000 and stock issued for services of $447,900.

Investing Activities

We did not use any cash resources for investing activities during the period from November 2, 2005 (inception) to August 31, 2013.

Financing Activities

During the three months ended August 31, 2013 we received proceeds from issuance of common stock in the amount of $65,000 for total cash provided by financing activities of $65,000.

By contrast, during the three months ended August 31, 2012 we received proceeds from notes payable in the amount of $7,703 for total cash provided by financing activities of $7,703.  During this period the non-cash component of financing activities was the issuance of our common stock in exchange for debt having a fair value of $70,777.

From November 2, 2005 (inception) to August 31, 2013, we received proceeds from notes payable in the amount of $70,777, and received proceeds from issuance of common stock in the amount of $500,000 for total cash provided by financing activities of $570,777.  During this period the non-cash component of financing activities was the issuance of our common stock in exchange for debt having a fair value of $70,777.

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Liquidity and Capital Resource

As of August 31, 2013 we had cash of $6,752 and negative working capital of $142,506.  The future of the Company is dependent upon its ability to obtain future financing and upon future profitable operations from the exploration of its mineral property.  We anticipate that in the future we will need additional funding and that such funding will be in the form of equity financing from the sale of our common stock.  However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed.  We do not have any arrangements in place for any future equity financing.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of August 31, 2013, the Company had total current assets of $8,752, and a working capital deficit in the amount of $142,506.  The Company incurred a net loss of $90,666 during the three months ended August 31, 2013 and an accumulated net loss of $2,386,183 since inception.  The Company has not earned any revenues since inception and its cash resources are insufficient to meet its planned business objectives.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management’s plan in this regard, is to raise capital through a combination of debt and equity financing sufficient to finance the continuing operations for the next twelve months.  However, there can be no assurance that the Company will be successful in raising such financing.  As an alternative, the Company may be amenable to a sale, merger, or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

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Changes In and Disagreements with Accountants

During the past two fiscal years ended May 31, 2013, there has not been any change in accountants, or any disagreement on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure with our auditors.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on the effective date of the Merger. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Age	Position
Denis Corin	40	Director, Chief Executive and Financial Officer, Secretary
John Lindsay	36	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Denis Corin

Mr. Denis D. Corin is a management consultant. Mr. Corin has worked for large pharmaceutical (Novartis), diagnostic instrumentation companies (Beckman Coulter) as well as the small cap biotech arena (MIV Therapeutics). He served as an Acting Chief Financial Officer of TapImmune Inc. since July 2010. Mr. Corin served as the Chief Executive Officer of TapImmune Inc., from November 2006 to July 2009. He served as a Director of TapImmune Inc., since July 2009. He holds a Bachelors Degree in Economics and Marketing & Advertising Management from the University of Natal, South Africa.

Company	Address	Position Held	Mnth	Year	Mnth	Year
Corin International	10 Market St, George Town, Grand Cayman, Cayman Islands	President	Oct	2000
TapImmune Inc	2815 Eastlake Ave E, Seattle WA	Executive	Nov	2006	May	2012
Beckman Coulter Canada	7075 Financial Drive, Mississauga ON	Regional Sales Exec	Apr	2005	Oct	2006
Novartis Pharmaceuticals		Sales	Oct	2003	Apr	2005

John Lindsay

Mr. Lindsay is currently CEO, Secretary and Director of Development Capital Group, Inc. He served as a Director, Secretary, Treasurer of Duma Energy Corp., previously known as Strategic American Oil Corporation from its inception to May 31, 2011.  He was co-founder of the company and also served as CFO from April 2007 to May 2011.  Prior to his role with Duma, Mr. Lindsay served as Secretary-Treasurer of Uranium Energy Corp. from its inception in 2003 to 2006. Mr. Lindsay also co-founded Bullfrog Gold Corp. and Continental Resource Group (previously American Energy Fields. Inc.).  He studied business at British Columbia Institute of technology in 1999 and 2000.

None of the above directors and executive officers has been involved in any legal proceedings as listed in Regulation S-K, Section 401(f).

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Directors

Our board currently consists of two directors.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Committees of the Board

We do not currently have any committees of our board of directors. The entire board of directors performs the functions of an audit and nomination committees, but no written charter governs the actions of the board when performing the functions of what would generally be performed by such committees.

Audit Committee

The board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nomination Committee

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our board;
•	Our needs with respect to the particular talents and experience of our directors;
•

The knowledge, skills and experience of nominees, including experience in gold and mineral mining, finance, administration, or public company corporate governance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

•	Experience with accounting rules and practices; and
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

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Our goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

Summary Compensation Table

Name and Principal Position	Year ended May 31	Salary $	Bonus $	Stock Awards $	Option Awards $	All Other Compensation $	Total $

Denis Corin Director, CEO, CFO, Secretary	2013 2012	40,000 -	- -	20,000 -	- -	- -	60,000 -

John Lindsay Director	2013 2012	- -	- -	- -	- -	- -	- -

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Outstanding Equity Awards At Fiscal Year-end Table

None.

Compensation of Directors

We do not have any policy regarding the compensation of directors and have paid no compensation for director services in the last two years.

Agreement with Current Management

Denis Corin.  We entered into a consulting agreement with Mr. Corin on May 13, 2008 for his provision of management services to assist the Company in its development.  Pursuant to the agreement, Mr. Corin was issued 1,400,000 shares of Company common stock and was to be paid $5,000 monthly in cash (see below for actual payments). The agreement was initially for a 12-month term, however it has renewed for subsequent 12-month terms thereafter, and currently is in effect until May 13, 2014. The Company may terminate the agreement (i) without cause with 30 days notice, however it then must pay Mr. Corin the cash portion of his consideration through the remainder of the 12 month term then in effect; or (ii) with cause without notice and then must only pay Mr. Corin the cash portion of his consideration up to the date of termination.

The following is a schedule of actual payments made to Mr. Corin under the consulting agreement:

•

May 2008 to August 2008 (aggregate of $20,000) – was not paid and Mr. Corin waived his right to repayment of this amount.

•

September 2008 to January 2009 (aggregate of $25,000) - $11,000 was paid and $14,000 was accrued.

•

February 2009 to May 2012 (aggregate of $200,000) – was not paid and Mr. Corin waived his right to repayment of such amount.

•

June 2012 to May 2013 (aggregate of $60,000) - $22,000 was paid, $20,000 was converted to 100,000 shares of common stock, and $18,000 has been, accrued.

•

June 2013 to August 2013 (aggregate of $15,000) - $15,000 has been accrued.

Therefore as of August 31 2013, we owe Mr. Corin $37,000 under the consulting agreement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of November 18, 2013, with respect to the beneficial ownership of our common stock by (i) all of our directors, (ii) each of our executive officers named in the Summary Compensation Table, (iii) all of our directors and named executive officers as a group, and (iv) all persons known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities. All addresses are in care of the Company.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Matchpoint International Ltd. (fka ICT)	4,318,715	22.41%
Alan Lindsay	2,456,444	12.74%
Lindsay Capital Corp.	2,125,000	11.03%
Kenneth Hodgson	2,000,000	10.38%
Denis Corin, sole Officer and Director	1,505,000	7.81%
John Lindsay, Director	1,053,726	5.47%

All Officers and Directors as a Group (2 persons)	2,558,726	13.28%

(1)

Based upon 19,273,885 shares of Common Stock issued and outstanding as of November 18, 2013.

Equity Compensation Plan Information

The Company has no equity compensation plan.

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Certain Relationships and Related Transactions

Related Party Transactions

Other than the consulting agreement with our Director and sole Officer Denis Corin, discussed above, we have no related party transactions.

Review, Approval and Ratification of Related Party Transactions

The board of directors has responsibility for establishing and maintaining guidelines relating to any related party transactions between us and any of our officers or directors. Any conflict of interest between a director or officer and us must be referred to the non-interested directors for approval. We intend to adopt written guidelines for the board of directors which will set forth the requirements for review and approval of any related party transactions.

Director Independence

We are not subject any requirements or rules for director independence, however, we use the definition of independence established by the NYSE Amex (formerly the American Stock Exchange).  Under applicable NYSE Amex rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

We periodically review the independence of each director. Pursuant to this review, our directors and officers, on an annual basis, are required to complete and forward to the corporate secretary a detailed questionnaire to determine if there are any transactions or relationships between any of the directors or officers (including immediate family and affiliates) and us. If any transactions or relationships exist, we then consider whether such transactions or relationships are inconsistent with a determination that the director is independent.  As this time, we have one independent director, John Lindsay.  Our other director, Denis Corin, is not independent.

Conflicts Relating to Officers and Directors

To date, we do not believe that there are any conflicts of interest involving our officers or directors, other than as disclosed above.  With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

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Item 12. Incorporation of Certain Information by Reference

Available Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Item 12A. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Part II – Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$169.99
Transfer Agent Fees	$10,000.00
Accounting fees and expenses	$12,000.00
Legal fees and expenses	$15,000.00
Total	$37,169.99

All amounts are estimates, other than the Commission’s registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

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Item 14. Indemnification of Directors and Officers

Indemnification of Directors and Officers; Limitation of Liability

Under Article X of our Articles of Incorporation, our director and officer indemnification rights are as follows:

(1)

The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is was serving at the request of the corporation as a director, officer, employee, or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in the or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not itself create a presumption that the person sis not act in good faith and in manner in which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was lawful.

(2)

The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses including amounts paid in settlement and attorney’s fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all circumstances of the case the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

(3)

To the extent that a director, officer or employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney’s fees, actually and reasonable incurred by him in connection with the defense.

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(4)

Any indemnification under subsection (a) and (b) unless ordered by a court or advanced pursuant to subsection (e), must be made by the corporation only as authorized in the specific case upon determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                (1)           by the stockholders;
                (2)           by the board of directors by majority vote of a quorum consisting of directors who were not parties  to the act, suit or proceeding;
                (3)           if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or
                (4)           if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(5)

Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(6)

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(1)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or Articles of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection (b) or for the advances of expenses made pursuant to subsection (e) may not be made to or on behalf of any director or officer if a final adjudication established that his acts or omissions involved intentional misconduct, fraud to a knowing violation of the law and was material to the cause of action.

(2)

Continues for a person who has ceased to be a director, officer employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article IX of our Articles of Incorporation limits the personal liability of our directors and officers to the Company or its shareholders for damages for breach of fiduciary duty as a director or officer to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

Item 15. Recent Sales of Unregistered Securities

We have issued securities in the following unregistered transactions in the three years prior to the date of this Registration Statement:

Year Ended May 31, 2010

In January 2010, the Company issued 750,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $150,000. The securities were issued exempt from registration under the Act to a non-US person pursuant to Regulation S thereof.

Year Ended May 31, 2011

In January 2011, the Company issued 1,000,000 shares of common stock pursuant to a mineral lease agreement at $0.20 per share for total value of $200,000. The securities were issued exempt from registration under the Act to a non-US person pursuant to Regulation S thereof.

Year Ended May 31, 2012

In January 2012, the Company issued 1,500,000 shares of common stock to pursuant to a mineral lease agreement at $0.20 per share for total value of $300,000. The securities were issued exempt from registration under the Act to a non-US person pursuant to Regulation S thereof.

Subsequent to May 31, 2012

On July 15, 2012, the Company issued 353,885 shares of common stock in exchange for payment of outstanding loans to the Company in the aggregate amount of $70,777 at a price of $0.20 per share. The securities were issued exempt from registration under the Act to non-US persons pursuant to Regulation S thereof.

From July 2012 to February 2013, the Company issued 125,000 shares of common stock as payment in lieu of cash for professional services rendered, at a price of $0.20 per share, for a total value of $25,000, based upon the fair value of the services rendered. The securities were issued exempt from registration under the Act pursuant to Section 4(2) thereof.

From September 2012 to January 2013, the Company issued and sold 1,450,000 shares of common stock pursuant to a private placement at $0.20 per share for proceeds of $290,000. The securities were issued exempt from registration under the Act to non-US persons pursuant to Regulation S thereof.

On January 1, 2013, the Company issued 2,000,000 shares of common stock pursuant to the terms of the SPA for the acquisition of our NM and CO Claims. The securities were issued exempt from registration under the Act pursuant to Section 4(2) thereof.

On January 1, 2013, the Company issued 400,000 shares of common stock for services rendered in connection with the acquisition of our NM and CO Claims. The securities were issued exempt from registration under the Act pursuant to Section 4(2) thereof.

On March 25, 2013, the Company issued 100,000 shares of common stock to our Chief Executive Officer as conversion of $20,000 in accrued and unpaid salary, at a price of $0.20 per share. The securities were issued exempt from registration under the Act to a non-US person pursuant to Regulation S thereof.

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Item 16. Exhibits

Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation dated November 2, 2005
3.2	Certificate of Amendment to Articles of Incorporation, dated January 23, 2013
3.3	Certificate of Amendment to Articles of Incorporation, dated February 15, 2013
3.4	By-Laws
*5	Opinion re Legality of Scott D. Olson, Esq. *(to be filed by amendment)
10.1	Exploration and Mineral Option Agreement with ICT dated January 1, 2006 for Nevada Claims
10.2	Amendment to Exploration and Mineral Option Agreement dated November 30, 2008
10.3	Consulting Agreement with Denis Corin dated May 13, 2008
10.4	Purchase and Sale Agreement with Hodgsons dated November 30, 2012 for NM and CO Claims
10.5	Shareholder Agreement with Hodgsons dated November 30, 2012
10.6	Claim Transfer Agreement with ICT dated January 1, 2013 for Nevada Claims
23.1	Consent of L.L. Bradford & Company
23.2	Consent of Scott D. Olson, Esq. (included in Exhibit 5)
99	43-101 Report of for NM Neglected properties

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

     (a)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. ; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any  material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Henderson, State of Nevada, on December 20th, 2013.

SOLORO GOLD

By: /s/ Denis Corin
Denis Corin
Director, CEO, CFO and Secretary

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Dated: December 20, 2013	/s/ Denis Corin
Denis Corin Director, Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer), Secretary

Dated: December 20, 2013	/s/ John Lindsay
John Lindsay Director

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